EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

CNET Networks, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-127785, 333-19997, 333-19962, 333-15569, 333-105563, 333-90739, 333-85374, 333-65224, 333-58724, 333-35458, 333-78247, 333-67325, 333-34491, 333-07671, 333-07667) on Forms S-8 and S-3 of CNET Networks, Inc. of our report dated February 28, 2007, with respect to the consolidated balance sheets of CNET Networks, Inc. as of December 31, 2006 and 2005, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2006, and the related financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 and the effectiveness of internal control over financial reporting as of December 31, 2006, which reports appear in the December 31, 2006 annual report on Form 10-K of CNET Networks, Inc.

As discussed in Note 1 to the consolidated financial statements, the Company changed its method of accounting for stock-based compensation upon adoption of Financial Accounting Standards No. 123(R), “Share-Based Payment”.

KPMG LLP

San Francisco, California

February 28, 2007